247MGI Signs Binding Letter of Intent to Acquire New Streaming Technology

FT. LAUDERDALE, Fla., Sept. 18, 2007 (PRIME NEWSWIRE) -- 247MGI Inc. (``247MGI'') (Other OTC:TOFS.PK - News) is pleased to announce that it has signed a binding letter of intent to acquire a patent pending new streaming technology called Avalon.

Avalon is being acquired as a wholly owned subsidiary of which 247MGI shall retain 60% ownership of the new company with Avalon and Norman Farrar owning the remaining 40%. Over the next few weeks the first deployment of the Avalon program will be available which will focus on the pay-per-view high definition streaming media services that include sports and entertainment events, films and IPTV specialty content and deliver a better solution for distance learning institutions. Our clients host their own live or pre-recorded content using our licensed streaming technology and the player will reduce bandwidth by 50% - 98% depending on the demographics.

Avalon will increase the size of the viewing audience for PPV events and Motion Picture distribution astronomically through global distribution and unlimited simultaneous viewers.

Avalon's other features include:

The first P2P Java-based application to be used specifically for Video Streaming, Avalon Java-based mobile applications and Patent Pending encoder for omnicasts and webcasts. Avalon OS can be integrated with XP or Vista; the integration requires Avalon to become the default OS platform. The Distance Learning application allows Teachers and students to talk with and see each other in real time over great distances making it possible to conduct classes anywhere in the world. Pay-Per-View Motion Picture Distribution will allow producers to now distribute their content digitally without the traditional need or expense of producing DVDs or distribution of film to theaters. Real time video conferencing and collaboration will make One-to-One and One-to-Many extremely high quality, life-like, simultaneous live video conferencing possible and will be inexpensive enough for the masses. Distance Diagnostics for Medical Specialists would allow Doctors to view patients, their records and they would be able to consult with attending physicians from anywhere to anywhere in real time.

Matt Dwyer 247MGI CEO states, ``This is the next of many steps we are taking to become the leaders in providing online content. This new technology works hand-in-hand with PurFusion and gives them another tool to add revenue to the Company.''

In other news:

247MGI has been working on the studio in preparations of launching IPRadio this month. AT&T has installed our connections and the bandwidth needed to stream the show and testing will begin this week. Yesterday, a Market Maker filed the form needed to bring the company back to the OTCBB from the Pink Sheets. This process could take several days to complete before we will appear on the Daily List that will announce the day we will resume trading on the OTCBB.

247MGI Inc. is a full service multimedia company, a one-stop media and advertising company that assists its clients by creating marketing materials utilizing technology-driven media formats for the distribution of information worldwide. The company utilizes the Internet to deliver its content more efficiently and at a higher standard than its competition. 247MGI has developed and continues to create unique programs to include ``LIVE'' as well as streaming video content that will be delivered in high resolution through the Internet.

This media release may contain forward-looking statements regarding but not limited to management, market potential, distributor success, market size, international sales, including statements regarding the intent, belief or current expectations of 247MGI Inc. and uncertainties that could materially affect actual results. Investors should refer to documents that the Company intends to file with the SEC for a description of certain factors that could change actual results. Investors should refer to factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this media release.

Contact:
247MGI Inc.
Matt Dwyer, Chairman and CEO
954-323-2516
mdwyer@247mgi.com